Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Completes Redemption of 2.75% Convertible Senior Subordinated Notes Due 2024

Minneapolis, October 14, 2010 — Alliant Techsystems Inc. (NYSE: ATK) today announced that it repurchased $279,735,000 in aggregate principal amount of its outstanding 2.75% convertible senior subordinated notes due 2024 (the “Notes”).  ATK has been advised by its trustee, The Bank of New York Mellon Trust Company, N.A., that $279,735,000 in aggregate principal amount of the Notes were redeemed.  ATK has been further advised by its trustee that holders of the remaining $28,000 aggregate principal amount of the Notes have elected to convert such Notes, rather than have such notes redeemed.  The aggregate amount paid to redeem the Notes, including accrued and unpaid interest, was $280,995,750.

ATK is a premier aerospace and defense company with operations in 24 states, Puerto Rico and internationally, and revenues of approximately $4.8 billion.  News and information can be found on the Internet at www.atk.com.

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